Exhibit 99.1

Transmeridian Exploration Prices Combined $44 Million Private Offering

and Private Placement of

Senior Redeemable Convertible Preferred Stock

Houston, Texas (PRIMEZONE) November 29, 2006 – Transmeridian Exploration Incorporated (AMEX: TMY) announced today that it has priced its previously disclosed private offering and concurrent private placement of its senior redeemable convertible preferred stock. Prior to pricing, the Company increased the amount of the preferred stock offered in the private offering to $37.0 million, in addition to the $7.0 million to be sold in the private placement. The preferred stock, which will have a liquidation preference of $100 per share, will pay cumulative dividends initially at a rate of 15% per annum, payable quarterly, at the option of the Company, in additional shares of the preferred stock, shares of the Company’s common stock (subject to the satisfaction of certain conditions) or cash (if allowed by the terms of the Company’s then-existing debt instruments). The preferred stock will be initially convertible into approximately 9.8 million shares of the Company’s common stock, based on an initial conversion price of $4.50 per share of the Company’s common stock and reflecting an approximate 39% conversion premium to the $3.23 per share closing price of the Company’s common stock on the American Stock Exchange on November 28, 2006.

There will be a one-time test for adjustment of the conversion price and the dividend rate, effective as of July 1, 2007, based upon the achievement of a specified average production rate prior to June 30, 2007 or a specified average trading price threshold of to the Company’s common stock during the 15 trading days after such date. If the Company meets or exceeds either of these goals, there will be no adjustment. Otherwise, the conversion price and the dividend rate of the preferred stock will be adjusted to $3.90 per share and 18%, respectively. In addition, the conversion price of the preferred stock will be subject to adjustment pursuant to customary anti-dilution provisions and may also be adjusted upon the occurrence of a change of control meeting certain conditions.

On or after July 1, 2007, an automatic conversion mechanism will become effective, providing for conversion in tranches of one-third of the shares of preferred stock for each period of twenty out of thirty trading days for which the closing price of the Company’s common stock exceeds 150% of the then-effective conversion price of the preferred stock.

The Company will have the option, at any time on or after October 1, 2007 through December 31, 2007, to redeem all or a portion of the preferred stock for cash at specified redemption prices if the market price of the common stock exceeds a specified level, and after December 31, 2007 without regard to the market price of the common stock. In addition, the preferred stock will be redeemable, at the option of the holder, on December 1, 2011 or upon a change of control of the Company, at the liquidation preference plus all accumulated and unpaid dividends.

The private offering, and the concurrent private placement to a group of private investors consisting of our chief executive officer, our chief financial officer and two other existing stockholders, are each expected to close on December 1, 2006 and will generate total net proceeds of approximately $41.2 million. The Company intends to use the net proceeds for the continuation of its accelerated development program in the South Alibek Field and for working capital and general corporate purposes.

The shares of the preferred stock to be sold in the private offering will be offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The shares of the preferred stock to be sold in the concurrent private placement, which will be offered pursuant to an exemption from the registration requirements under the Securities Act of 1933, will be offered at the same per-share price as the shares of the preferred stock to be sold in the private offering.

The preferred stock and the shares of the Company’s common stock issuable upon conversion of the preferred stock have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. Unless they are registered, the securities may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The Company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.